PROSPECTUS

                               September 28, 2005
                       as supplemented on October 5, 2005




                              THE NEVIS FUND, INC.


              The Nevis Fund, Inc. is a no-load mutual fund seeking
                        long-term capital appreciation.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                                 --------------

                               Investment Adviser
                     Brown Investment Advisory Incorporated
                               901 S. Bond Street
                                    Suite 400
                               Baltimore, MD 21231

                                   Distributor
                        SEI Investments Distribution Co.
                            One Freedom Valley Drive
                                 Oaks, PA 19456

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                              ABOUT THIS PROSPECTUS

     This prospectus gives you important information about The Nevis Fund, Inc. (the Fund) that you should know about before investing. Please read this prospectus and keep it for future reference. This prospectus has been arranged into different sections so that you can easily review this important information. For more detailed information about the Fund, please see:

An Overview of the Fund.......................   3
Fees and Expenses of the Fund..................  4
The Fund's Investments and Strategies  ........  5
More About Risk................................  5
Purchasing and Selling Fund Shares ............  6
Dividends, Distributions and Taxes............. 14
Fund Management................................ 14
Financial Highlights........................... 17

2

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                                 AN OVERVIEW OF
                                    THE FUND

     This section describes the Fund's investment goals and strategies and the principal risks of investing in the Fund.

INVESTMENT GOALS AND STRATEGIES OF THE FUND
     The Fund's goal is long-term capital appreciation. The Fund generally follows a growth strategy in selecting securities but may select stocks based upon value-oriented criteria.
     The Fund's investment strategy is founded on the belief that over time the performance of a company's stock will track the growth of its earnings. The Fund's investment adviser will select investments for the Fund characterized by businesses that the adviser believes have the potential to generate high returns on invested capital and the potential to have strong, positive cash flows. When analyzing a company's earnings growth, the investment adviser attempts to determine its sustainable rate of growth of operating earnings. The investment adviser is generally not interested in companies that report unsustainable earnings growth attributable to investment income, extraordinary gains or accounting manipulation. The Fund generally invests in companies with market capitalizations of more than $100 million, but may invest in companies of any size.
     The Fund's investment strategy also requires the investment adviser to be sensitive to value when selecting stocks for the Fund's portfolio. The Fund's investment adviser pays careful attention to a company's capital structure, preferring companies with conservatively capitalized balance sheets that are self-financing.
     The Fund's investment adviser will generally sell a security when the investment criteria no longer applies. The Fund takes a long-term approach to investing, and as a result, the Fund expects it will generally experience relatively low portfolio turnover.

PRINCIPAL RISKS OF INVESTING
IN THE FUND
     You may lose money on your investment in the Fund, just as you could with other investments. As with all mutual funds, Fund shares are not bank deposits and are not insured or guaranteed by the FDIC or any other government agency.
     The value of your investment in the Fund is based on the market prices of the securities the Fund holds. Since it purchases equity securities, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. These price movements, sometimes called volatility, may be greater or lesser depending on the types of securities the Fund owns and the markets in which they trade. Historically, the equity markets have moved in cycles, and the value of the Fund's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Fund.
     The smaller capitalization companies the Fund invests in may be more vulnerable to adverse business or economic events than larger, more established companies. These companies typically have relatively lower revenues, limited product lines and lack of management depth, and may have a smaller share of the market for their products or services, than larger capitalization companies.
     The Fund may select a security based upon value-oriented criteria. The principal risk of value investing is that the security may remain undervalued.
     The Fund is non-diversified, which means that it may invest in the securities of relatively few companies. As a result, the Fund may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these companies and may experience increased volatility due to its investments in those securities.

     The bar chart and the performance table below provide some indication of the risks of an investment in the Fund by comparing the Fund's performance with a broad measure of market performance. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.*+


                 [BAR CHART OMITTED -- PLOT POINTS AS FOLLOWS:]

                              1999       286.53%
                              2000       (24.94)%
                              2001       (44.37)%
                              2002       (47.60)%
                              2003        77.52%
                              2004        (2.62)


                     BEST QUARTER       WORST QUARTER
                        58.66%            (39.59)%
                       03/31/99           03/31/01

 * The performance information shown above is based on full calendar years. The Fund's total return from January 1, 2005 to June 30, 2005 was (5.61)%.
 + The investment return and principal value of an investment will fluctuate, so an investor's shares, when redeemed, may be worth more or less than their original cost. In addition, investing in technology, science and small capitalization companies entails specific risks, including increased volatility and above average price fluctuations. For the fiscal periods ended May 31, 1999 and May 31, 2000, the Fund benefited substantially from first-day realized and unrealized gains from initial public offerings.
   These gains were particularly noteworthy given the Fund's relatively small asset base during portions of these periods. It is unlikely that the Fund will benefit to the same extent from these types of gains in the future, especially if Fund assets remain at current levels or if they increase.


AVERAGE ANNUAL TOTAL RETURN (for the periods ended December 31, 2004)

                                                             Since
                                  1 Year      5 Years      Inception*
--------------------------------------------------------------------------------
Fund Return Before Taxes          (2.62)%     (17.67)%       6.00%
--------------------------------------------------------------------------------
Fund Return After
  Taxes on Distributions**        (2.62)%     (17.67)%       5.45%
--------------------------------------------------------------------------------
Fund Return After
  Taxes on Distributions
  and Sale of Fund Shares**       (1.70)%     (13.96)%       5.01%
--------------------------------------------------------------------------------
Russell 2000 Index (reflects
  no deduction for fees,
  expenses, or taxes)+             18.33%       6.61%        6.98%
--------------------------------------------------------------------------------
 * The Fund commenced operations on June 29, 1998. Russell 2000 Index returns shown from June 30, 1998.
** After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.
+ An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment adviser and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Russell 2000 Index is composed of the 2,000 smallest companies in the Russell 3000 Index, representing 7% of the Russell 3000 total market capitalization. The Russell 3000 Index is composed of 3,000 large U.S. companies ranked by market capitalization, representing approximately 98% of the U.S. equity market.



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                                FEES AND EXPENSES
                                   OF THE FUND

   This table describes the fees and expenses that you may pay if you buy and hold shares. You would pay these fees directly from your investment in the Fund:

SHAREHOLDER FEES
(FEES PAID DIRECTLY FROM YOUR INVESTMENT)

Maximum Sales Charge (Load) Imposed
     on Purchases (as a % of offering price).....................  None

Maximum Deferred Sales Charge (Load)
    (as a % of net asset value)..................................  None

Maximum Sales Charge (Load) Imposed
    on Reinvested Dividends and other
    Distributions (as a % of offering price).....................  None

Redemption Fee (as a % of
    amount redeemed)............................................. 2.00%*

ANNUAL FUND OPERATING EXPENSES
(EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)
Management Fees..............................................  1.50%
Distribution and Service (12b-1) Fees........................  0.00%
Other Expenses...............................................  0.00%**
Total Annual Fund Operating Expenses.........................  1.50%**
Fee Waivers and Reimbursements...............................  0.00%**
Net Expenses.................................................  1.50%**

----------------------

* Shares redeemed within 180 days of their purchase are subject to a 2% redemption fee. See "Purchasing and Selling Fund Shares - Selling Shares."
** The Adviser has contractually agreed to pay all ordinary expenses of the Fund's operations. For more information about fees and expenses, see "Fund Management - Investment Adviser."

4

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EXAMPLE
     This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and that you sell your shares at the end of those periods.
     The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Fund would be:

               1 Year    3 Years   5 Years    10 Years
                $153      $474      $818       $1,791

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                      THE FUND'S INVESTMENTS AND STRATEGIES
     The Fund's primary investments and strategies are described under "An Overview of the Fund." The Fund will normally invest at least 65% of its assets in the types of securities described in this prospectus. However, the Fund also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in the Statement of Additional Information. Of course, there is no guarantee that the Fund will achieve its investment goal.

EQUITY SECURITIES
     Equity securities are the fundamental unit of ownership in a company. They represent a share of the company's earnings and assets, after it pays its liabilities. Equity securities offer greater potential for appreciation than other types of securities because their value increases directly with the value of the company's business. Equity securities include publicly and privately issued common and preferred stocks, warrants, rights to subscribe to common stock and convertible securities, as well as instruments that attempt to track the price movement of equity indices.
     Common stocks are the most prevalent type of equity security. Common stockholders receive the residual value of the company's earnings and assets after the company pays its creditors and any preferred stockholders. As a result, changes in an issuer's earnings directly influence the value of its common stock.
     Holders of preferred stocks have the right to receive specified dividends before the company makes payments on its common stock. Some preferred stocks also participate in dividends and other distributions paid on common stock. Preferred stocks may permit the company to redeem the stock.
     Warrants give the Fund the option to buy a company's equity securities at a specified price (the exercise price) at a specified future date (the expiration date). The Fund may buy the designated securities by paying the exercise price before the expiration date. Warrants may become worthless if the price of the stock does not rise above the exercise price by the expiration date. This increases the market risks of warrants as compared to the underlying security. Rights are the same as warrants, except companies typically issue rights to existing shareholders.

TEMPORARY INVESTMENTS
     The investments and strategies described in this prospectus are those that the Fund uses under normal conditions. During unusual economic or market conditions, or for temporary defensive or liquidity purposes, the Fund may invest up to 100% of its assets in cash and short-term securities that may not ordinarily be consistent with the Fund's goals. The Fund may not achieve its investment goal when so invested. The Fund will make such investments if the investment adviser believes that the risk of loss would otherwise outweigh the opportunity for gains.

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                                 MORE ABOUT RISK

     There are risks associated with investing in the types of securities in which the Fund invests. As a result, the Fund is a suitable investment only for those investors who have long-term investment goals. Prospective investors who are uncomfortable with an investment that will fluctuate in value should not invest in the Fund.

MARKET RISK
     Investments in equity securities are subject to market risks that may cause their prices to fluctuate over time. The value of securities convertible into equity securities, such as warrants or convertible debt, also is affected by prevailing interest rates, the credit quality of the issuer and any call provision.
     Fluctuations in the value of equity securities in which the Fund invests will cause the Fund's net asset value to fluctuate. An investment in a portfolio of equity securities may be more suitable for long-term investors who can bear the risk of these share price fluctuations.

SMALLER CAPITALIZATION
COMPANY RISK
     The Fund may invest in smaller capitalization companies. These companies may be more vulnerable to adverse business or economic events than larger, more established companies. Smaller capitalization companies typically have relatively lower revenues, limited product lines and lack of management depth, and may have a smaller share of the market for their products or services, than larger capitalization companies. Therefore, small-cap stocks may be more volatile than those of larger companies. The stocks of smaller capitalization companies tend to have less trading volume than the stocks of larger companies. Less trading volume may make it more difficult for the Fund to sell a small-cap stock at its quoted market price. Finally, there are periods when investing in small-cap stocks falls out of favor with investors and these stocks may underperform relative to other sectors or the overall market.

NON-DIVERSIFICATION RISK
     The Fund is a non-diversified investment company. As such, it likely will invest in the securities of relatively fewer companies than diversified funds and its performance may be more volatile. If the securities in which the Fund invests perform poorly, the Fund could incur greater losses than it would have incurred had it invested in a greater number of companies.

PERFORMANCE RISK
     The Fund may participate in the initial public offering (IPO) market. The Fund may purchase shares issued as part of, or a short period after, a company's IPO and may at times dispose of those shares shortly after their acquisition. The Fund's purchase of shares issued in IPOs exposes it to the risks associated with companies that have little operating history as public companies, as well as to the risks inherent in those sections of the markets where these new issuers operate. The market for IPO issuers has been volatile, and share prices of newly public companies have fluctuated significantly over short periods of time.


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                                 PURCHASING AND
                               SELLING FUND SHARES


HOW TO CONTACT THE FUND
     Write to us at:
         The Nevis Fund, Inc.
         P.O. Box 446
         Portland, ME 04112
            or
         Two Portland Square
         Portland, ME 04101

     Telephone us toll-free at:
         (877) 44-NEVIS

     Wire investments (or ACH payments) to us at:

         Wachovia Bank, N.A.
         ABA #031201467
         For Credit to:
         Account # 2014215593095

         The Nevis Fund, Inc.
         (Your name)
         (Your account number)
         (Your Social Security number or tax identification number)

GENERAL INFORMATION
     You pay no sales charge to purchase or sell (redeem) shares of the Fund. The Fund purchases and sells shares at the net asset value per share (NAV) next calculated after the Fund's transfer agent receives your transaction request in proper form. For instance, if the transfer agent receives your transaction request in proper form prior to 4:00 p.m. (Eastern time), your transaction will be priced at that day's NAV. If the transfer agent receives your request after 4:00 p.m. (Eastern time), your transaction will be priced at the next day's NAV. Purchases and redemptions of Fund shares may be made on any day on which the New York Stock Exchange is open. The Fund will not accept orders that request a particular day or price for the transaction or any other special conditions.
     The Fund does not issue share certificates.
     You will receive quarterly statements
and a confirmation of each transaction. You should verify the accuracy of all transactions in your account as soon as you receive your confirmation.
     The Fund reserves the right to impose minimum investment amounts and may temporarily suspend (during unusual market conditions) or discontinue any service or privilege.
     WHEN AND HOW NAV IS DETERMINED. In calculating NAV, the Fund generally values its investment portfolio at market price. If market prices are not readily available or the fund reasonably believes that they are unreliable, such as in the case of a security value that has been materially affected by events occurring after the relevant market closes, the Fund is required to price those securities at fair value as determined in good faith using methods approved by the Board of Directors. The Fund's determination of a security's fair value price often involves the consideration of a number of subjective factors, and is therefore subject to the unavoidable risk that the value that the Fund assigns to a security may be higher or lower than the security's value would be if a reliable market quotation for the security was readily available.
     Although the Fund invests primarily in the stocks of U.S. companies that are traded on U.S. exchanges, there may be limited circumstances in which the Fund would price securities at fair value - for example, if the exchange on which a portfolio security is principally traded closed early or if trading in a particular security was halted during the day and did not resume prior to the time the Fund calculated its NAV.
     TRANSACTIONS THROUGH THIRD PARTIES. You may purchase and redeem shares of the Fund through a broker or an agent, including banks, retirement plans and financial advisers. You may be charged a fee if you make a purchase or redemption of shares of the Fund through a broker or an agent. Such fees may vary among brokers and agents but in all cases will be retained by the broker or agent and not remitted to the Fund or the Fund's investment adviser. The Fund may authorize one or more brokers, financial institutions or other service providers (Processing Intermediaries), who may designate other Processing Intermediaries, to accept purchase and redemption orders on behalf of the Fund. In such event, the Fund will be deemed to have received a purchase or redemption order when accepted by the Processing Intermediary and the order will be priced at the Fund's NAV next calculated after the order is accepted by the Processing Intermediary. Consult a representative of your financial institution or retirement plan for further information.
     RETIREMENT ACCOUNTS. The Fund offers IRA accounts, including traditional and Roth IRAs. Fund shares may also be an appropriate investment for other retirement plans. Before investing in any IRA or other retirement plan, you should consult your tax advisor. Whenever making an investment in an IRA, be sure to indicate the year in which the contribution is made.

PURCHASING SHARES
     FOREIGN INVESTORS. The Fund does not generally accept investments by non-U.S. persons. Non-U.S. persons may be permitted to invest in the Fund subject to the satisfaction of enhanced due diligence.

     CUSTOMER IDENTIFICATION AND VERIFICATION. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.
     What this means to you: When you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. This information is subject to verification to ensure the identity of all persons opening a mutual fund account.
     The Fund is required by law to reject your new account application if the required identifying information is not provided.
     In certain instances, the Fund is required to collect documents to fulfill its legal obligation. Documents provided in connection with your application will be used solely to establish and verify a customer's identity, and the Fund shall have no obligation with respect to the terms of any such document.
     Attempts to collect the missing information required on the application will be performed by either contacting you or, if applicable, your broker. If the Fund is unable to obtain this information within a timeframe established in the sole discretion of the Fund, your application will be rejected.
     Upon receipt of your application in proper form (or upon receipt of all identifying information required on the application), your investment will be accepted and your order will be processed at the NAV next-determined after receipt of your application in proper form. However, the Fund reserves the right to close your account at the then-current day's price if it is unable to verify your identity. Attempts to verify your identity will be performed within a timeframe established in the sole discretion of the Fund. If the Fund is unable to verify your identity, the Fund reserves the right to liquidate your account at the then-current day's price and remit proceeds to you via check. The Fund reserves the further right to hold your proceeds until your original check clears the bank. In such an instance, you may be subject to a gain or loss on Fund shares and will be subject to corresponding tax consequences.
     HOW TO MAKE PAYMENTS. All investments must be made by check, ACH or wire. All checks must be made payable in U.S. dollars and drawn on U.S. financial institutions. The Fund does not accept purchases made by cash or cash equivalents (for instance, you may not pay by money order, cashier's check, bank draft or traveler's check). The Fund does not accept purchases made by credit card check.
     CHECKS. For individual or UGMA/UTMA accounts, the check must be made payable to "The Nevis Fund, Inc." or to one or more owners of the account and endorsed to "The Nevis Fund, Inc." For all other accounts, the check must be made payable on its face to "The Nevis Fund, Inc."
     PURCHASES BY AUTOMATED CLEARING HOUSE (ACH). This service allows the purchase of additional shares through an electronic transfer of money from a checking or savings account. When an additional purchase is made by telephone, the Fund's transfer agent will automatically debit the pre-designated bank account for the desired amount. Shareholders may call (877) 44-NEVIS to request an ACH transaction.
     WIRES. Instruct your financial institution to wire payment to us. Your financial institution may charge you a fee for this service.
     MINIMUM INVESTMENTS. The Fund accepts payments in the following minimum amounts:

--------------------------------------------------------------------------------
                                       MINIMUM       MINIMUM
                                       INITIAL      ADDITIONAL
                                     INVESTMENT     INVESTMENT
--------------------------------------------------------------------------------
  Standard Accounts                    $10,000         $500
--------------------------------------------------------------------------------
  Traditional and Roth
     IRA Accounts                       $2,000         None
--------------------------------------------------------------------------------
  Systematic Investment
     Plans                             $10,000          $50
--------------------------------------------------------------------------------
  Systematic Withdrawal
     Plans                             $25,000          $50
--------------------------------------------------------------------------------

     Management of the Fund may choose to waive the investment minimum.


  8

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ACCOUNT REQUIREMENTS

--------------------------------------------------------------------------------------------------------------------------
  TYPE OF ACCOUNT                             REQUIREMENTS
--------------------------------------------------------------------------------------------------------------------------
INDIVIDUAL, SOLE PROPRIETORSHIP AND         o Individual accounts are owned by one person, as are sole proprietorship
JOINT ACCOUNTS                                accounts
                                            o Joint accounts can have two or more owners (tenants)
                                            o Instructions must be signed by all persons required to sign
                                              (you choose who must sign) exactly as each name appears on the account
--------------------------------------------------------------------------------------------------------------------------
GIFTS OR TRANSFERS TO A MINOR               o Depending on state laws, you can set up a custodial account under the
(UGMA, UTMA)                                  Uniform Gift to Minors Act or the Uniform Transfers to Minors Act
These custodial accounts provide a way      o The trustee must sign instructions in a manner indicating trustee capacity
to give money to a child and obtain tax     o To the extent the investment income of a child under 14 exceeds $1,400 for the
benefits. You can give up to $10,000 a        tax year, it may be subject to taxation at the parent's top marginal rate year per child without paying Federal
gift tax.
--------------------------------------------------------------------------------------------------------------------------
BUSINESS ENTITIES                           o For entities with officers, provide an original or certified copy of a resolution that identifies the authorized signers for the account
                                            o For entities with partners or similar parties, provide a certified partnership agreement or organizational document, or certified pages from the partnership agreement or organizational document, that identify the partners or similar parties
--------------------------------------------------------------------------------------------------------------------------
TRUSTS                                      o The trust must be established before an account can be opened
                                            o Provide a certification for the trust, or the pages from the trust document that identify the trustees
--------------------------------------------------------------------------------------------------------------------------

INVESTMENT PROCEDURES
--------------------------------------------------------------------------------
  TO OPEN AN ACCOUNT
--------------------------------------------------------------------------------

  BY CHECK
  o Call or write us for an account application
  o Complete the application
  o Mail us your application and a check

  BY WIRE
  o Call or write us for an account application
  o Complete the application
  o Call us and fax the account application and you will be assigned an account number o Mail us your application o Instruct your bank to wire your money to us

  BY ACH PAYMENT
  o Call or write us for an account application
  o Complete the application
  o Call us and fax the account application and you will be assigned an account number
  o Mail us your application
  o Call the transfer agent to place ACH purchase

--------------------------------------------------------------------------------
  TO ADD TO YOUR ACCOUNT
--------------------------------------------------------------------------------

  BY CHECK
  o Fill out an investment slip from a confirmation statement or write a letter to us
  o Write your account number on your check
  o Mail us the slip (or your letter) and a check

  BY WIRE
  o Call to notify us of your incoming wire
  o Instruct your bank to wire your money to us

  BY SYSTEMATIC INVESTMENT
  o Complete the Systematic Investment Plan (SIP) section on your account application
  o Attach a voided check to your application
  o Mail us the application and the voided check


     SYSTEMATIC INVESTMENTS. You may invest a specified amount of money in the Fund once or twice a month on specified dates. These payments are taken from your bank account by ACH payment. Systematic investments must be for at least $50.
     EXCESSIVE TRADING POLICIES AND PROCEDURES. The Fund is intended for long-term investment purposes only and discourages shareholders from engaging in "market timing" or other types of excessive short-term trading. This frequent trading into and out of a fund may present risks to the Fund's long-term shareholders, all of which could adversely affect shareholder returns. The risks posed by frequent trading include interfering with the efficient implementation of the fund's investment strategies, triggering the recognition of taxable gains and losses on the sale of Fund investments, requiring the Fund to maintain higher cash balances to meet redemption requests, and experiencing increased transaction costs.
     The Fund's service providers will take steps reasonably designed to detect and deter frequent trading by shareholders pursuant to the Fund's policies and procedures described in this prospectus and approved by the Fund's Board of Directors. For purposes of applying these policies, the fund's service providers may consider the trading history of accounts under common ownership or control. The Fund's policies and procedures include:
   o The Fund assesses a redemption fee of 2.00% on redemptions by shareholders of fund shares held for less than 180 days (subject to certain exceptions as discussed in "Redemption Fee" below).
   o The Fund reserves the right to reject any purchase request (including purchases by exchange) by any investor or group of investors for any reason without prior notice, including, in particular, if the Fund or its adviser reasonably believes that the trading activity would be harmful or disruptive to the Fund.

   The Fund and/or its service providers seek to apply these policies to the best of their abilities uniformly and in a manner they believe is consistent with the interests of the Fund's long-term shareholders. Systematic purchases and redemptions are exempt from these policies.
   Although these policies are designed to deter frequent trading, none of these measures alone nor all of them taken together eliminate the possibility that frequent trading in the Fund will occur, particularly with respect to trades placed by shareholders that invest in the Fund through omnibus accounts maintained by brokers, retirement plan accounts and other financial intermediaries. The Fund and its service providers' access to information about individual shareholder transactions made through such omnibus arrangements is often unavailable or severely limited. As a result, the Fund cannot assure that its policies will be enforced with regard to those Fund shares held through such omnibus arrangements (which may represent a majority of Fund shares), and as a result, frequent trading could adversely affect the fund and its long-term shareholders as discussed above. In addition, if you own your Fund shares through an omnibus account maintained by a broker, retirement plan or other financial intermediary, it is possible that your financial intermediary's policies regarding frequent trading may differ from those of the Fund. Please contact your financial intermediary for more information.
   CANCELED OR FAILED PAYMENTS. The Fund accepts checks and ACH transfers at full value subject to collection. If your payment for shares is not received or you pay with a check or ACH transfer that does not clear, your purchase will be canceled. You will be responsible for any losses or expenses incurred by the Fund or its transfer agent, and the Fund may redeem shares you own in the account as reimbursement. The Fund and its agents have the right to reject or cancel any purchase or redemption due to nonpayment.

SELLING SHARES
     The Fund processes redemption orders promptly and you will generally receive redemption proceeds within a week. Delays may occur in cases of very large redemptions, excessive trading or during unusual market conditions. If the Fund has not yet collected payment for the shares you are selling, however, it may delay sending redemption proceeds for up to 15 calendar days.

--------------------------------------------------------------------------------
  To Sell Shares from Your Account
--------------------------------------------------------------------------------

  BY MAIL
  o Prepare a written request including:
    o Your name(s) and signature(s)
    o Your account number
    o The Fund's name
    o The dollar amount or number of shares you want to sell
    o How and where to send your proceeds
  o Obtain a signature guarantee (if required)
  o Obtain other documentation (if required)
  o Mail us your request and documentation

  BY WIRE
  o Wire requests are only available if:
    o You did not decline wire redemption privileges on your account application
      AND
    o Your request is for $5,000 or more
  o Call us with your request (unless you have declined telephone redemption privileges -- See "By Telephone") OR
  o Mail us your request (See"By Mail")

BY TELEPHONE
  o Call us with your request (unless you declined telephone redemption privileges on your account application)
  o Provide the following information:
    o Your account number
    o Exact name(s) in which account is registered
    o Additional form of identification
  o Your proceeds will be:
    o Mailed to you OR
    o Wired to you (unless amount is under $5,000 or you have declined wire redemption privileges -- See "By Wire")

AUTOMATICALLY
  o Complete the Systematic Withdrawal Plan (SWP) section on your account application
  o Attach a voided check to your application
  o Mail us your application and the voided check

     REDEMPTION FEE. Shares redeemed within 180 days of their purchase are subject to a redemption fee equal to 2.00% of the NAV next calculated after receipt of the redemption request in proper form. In determining how long shares of the Fund have been held, the Fund assumes that shares held by the investor the longest period of time will be redeemed first. The Fund will retain the fee for the benefit of remaining shareholders. The Fund charges the redemption fee to help minimize the impact the redemption may have on the Fund's performance due to expenses the Fund incurs because of the redemption, particularly market timing transactions by shareholders seeking to take advantage of short-term market movements.
     The redemption fee is applicable to fund shares purchased either directly or through a financial intermediary, such as a broker-dealer. Transactions through financial intermediaries typically are placed with the Fund on an omnibus basis and include both purchase and sale transactions placed on behalf of multiple investors. For this reason, the Fund has under-taken to notify financial intermediaries of their obligation to assess the redemption fee on customer accounts and to collect and remit the proceeds to the Fund. However, due to operational requirements, the intermediaries' methods for tracking and calculating the fee may be inadequate or differ in some respects from the Fund's policy described herein.
     The redemption fee may not apply to certain categories of redemptions, such as those that the fund reasonably believes may not raise frequent trading or market timing concerns. These categories include, but are not limited to, the following: (i) participants in certain group retirement plans whose processing systems are incapable of properly applying the redemption fee to underlying shareholders; (ii) redemptions resulting from certain transfers upon the death of a shareholder; (iii) redemptions by certain pension plans as required by law or by regulatory authorities; (iv) systematic redemptions, (v) checkwriting redemptions (vi) redemptions or exchanges in discretionary asset allocation or wrap programs as part of a periodic rebalancing, provided that such rebalancing occurs no more frequently than quarterly; and (vii) retirement loans and withdrawals.
     TELEPHONE REDEMPTION PRIVILEGES. You may redeem your shares by telephone unless you declined redemption privileges on your account application or a separate form. You may be responsible for any fraudulent telephone order as long as the Fund's transfer agent takes reasonable measures to verify the order.
     WIRE REDEMPTION PRIVILEGES. You may redeem shares by wire unless you declined wire redemption privileges on your account application or a separate form. The minimum amount you may request by wire is $5,000. If you wish to make your wire request by telephone, you must also elect telephone redemption privileges.
     SYSTEMATIC WITHDRAWAL. If you own shares of the Fund with an aggregate value of at least $25,000, you may request a specified amount of money from your account once a month or quarter or semi-annual or annual period on a specified date. These payments are sent from your account to a designated bank account by ACH payment. Systematic withdrawals must be for at least $50.
     SIGNATURE GUARANTEE REQUIREMENTS. To protect you and the Fund against fraud, signatures on certain requests must have a "signature guarantee." For requests made in writing, a signature guarantee is required for any of the following:
   o Written requests to redeem $50,000 or more
   o Changes to shareholder's record name
   o Redemption from an account for which the address or account registration has changed within the last 30 days o Sending redemption proceeds to any person, address, brokerage firm, or bank account not on record
   o Sending redemption and distribution proceeds to an account with a different registration (name or ownership) from yours
   o Adding or changing ACH or wire instructions, telephone redemption or exchange options, or any other election in connection with your account

     A signature guarantee verifies the authenticity of your signature. You can obtain one from most banking institutions or securities brokers, but not from a notary public.
     SMALL ACCOUNTS. If the value of your account falls below $10,000 (with the exception of an IRA account), the Fund may ask you to increase your balance. If the account value is still below $10,000 after 60 days, the Fund may close your account and send you the proceeds. The Fund will not close your account if it falls below these amounts solely as a result of a reduction in your account's market value.
     REDEMPTION IN KIND. The Fund reserves the right to make redemptions "in kind" -- payment of redemption proceeds in portfolio securities rather than cash -- if the amount requested is large enough to affect the Fund's operations (for example, if it represents more than 1% of the Fund's assets).
     LOST ACCOUNTS. The Fund's transfer agent will consider your account "lost" if correspondence to your address of record is returned as undeliverable on more than two consecutive occasions, unless the transfer agent determines your new address. When an account is "lost," all distributions on the account will be reinvested in additional shares of the Fund. In addition, the amount of any outstanding checks (unpaid for six months or more), or checks that have been returned to the transfer agent, will be reinvested at the then-current NAV and the checks will be canceled. However, checks will not be reinvested into accounts with a zero balance.

ANTI-MONEY LAUNDERING PROGRAM
     Customer identification and verification is part of the Fund's overall obligation to deter money laundering under Federal Law. The Fund has adopted an Anti-Money Laundering Compliance Program designed to prevent the Fund from being used for money laundering or the financing of terrorist activities. In this regard, the Fund reserves the right to (i) refuse, cancel or rescind any purchase or exchange order, (ii) freeze any account and/or suspend account services or (iii) involuntarily close your account in cases of threatening conduct or suspected fraudulent or illegal activity. These actions will be taken when, in the sole discretion of Fund management, they are deemed to be in the best interest of the Fund or in cases when the Fund is requested or compelled to do so by governmental or law enforcement authority. If your account is closed at the request of governmental or law enforcement authority, you may not receive proceeds of the redemption if the Fund is required to withhold such proceeds.

--------------------------------------------------------------------------------

                                   DIVIDENDS,
                             DISTRIBUTIONS AND TAXES

DIVIDENDS AND DISTRIBUTIONS
     The Fund distributes substantially all of its investment income and capital gains annually.
     Your dividends and capital gains distributions will be automatically reinvested in additional Fund shares, unless you elect to receive payment in cash. To elect cash payment, you must notify the Fund in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after the Fund receives your written notice. To cancel your election, simply send the Fund written notice.

     TAXES
     PLEASE CONSULT YOUR TAX ADVISOR REGARDING YOUR SPECIFIC QUESTIONS ABOUT FEDERAL, STATE, LOCAL, AND FOREIGN INCOME TAXES. Below we have summarized some important tax issues that affect the Fund and its shareholders. This summary is based on current tax laws, which may change.
     At least annually, the Fund will distribute substantially all of its net investment income and net realized capital gains, if any. The dividends and distributions you receive may be subject to Federal, state and local taxation, depending upon your tax situation. Distributions you receive from the Fund may be taxable whether or not you reinvest them in additional Fund shares. Income distributions may be taxable as either ordinary income or qualified dividend income. Dividends that are designated by the Fund as qualified dividend income are eligible for the reduced maximum rate to individuals of 15% (5% for individuals in lower tax brackets) to the extent that the Fund receives qualified dividend income. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains at a maximum rate of 15%, regardless of how long you have held your shares. Each sale, exchange, or redemption of shares is generally a taxable event. The individual tax rate on any gain from the sale or exchange of your shares depends upon your marginal tax rate and the length of time you have held your shares.
     Absent further legislation, the maximum 15% tax rate on qualified dividend income and long-term capital gains will cease to apply to taxable years beginning after December 31, 2008.
     More information about taxes is in the Statement of Additional Information.

--------------------------------------------------------------------------------

                                 FUND MANAGEMENT

BOARD OF DIRECTORS
     The business and affairs of the Fund are managed under the supervision of its board of directors. The board approves all significant agreements between the Fund and its service providers, including agreements with the Fund's investment adviser, distributor, administrator, transfer agent and custodian. A majority of the Fund's directors are not affiliated with the investment adviser or the distributor of the Fund.

INVESTMENT ADVISER
     Brown Investment Advisory Incorporated (the Adviser) is the Fund's investment adviser. As investment adviser to the Fund, the Adviser manages the Fund's investment portfolio on a day-to-day basis. It makes decisions as to which securities to buy and which securities to sell. The Adviser is a wholly-owned subsidiary of Brown Investment Advisory & Trust Company, a trust company operating under the laws of Maryland. Brown Investment Advisory & Trust Company is a wholly-owned subsidiary of Brown Advisory Holdings Incorporated, a holding company incorporated under the laws of Maryland in 1998. Prior to 1998, Brown Investment Advisory & Trust Company operated as a subsidiary of Bankers Trust under the name of Alex. Brown Capital Advisory & Trust Company. The Adviser and its affiliates ("Brown") have provided investment advisory and management services to clients for over 10 years. As of August 31, 2005, the Adviser and its affiliates had approximately $5.81 billion of assets under management.
     Under the investment advisory agreement between the Fund and the Adviser, the Fund will pay the Adviser an annual investment advisory fee equal to 1.50% of the Fund's average daily net assets. The Adviser has contractually agreed to pay all ordinary expenses incurred in the conduct of the Fund's operations.
     The Fund has been managed by a team of investment professionals since October 1, 2005. Mr. Paul J. Chew is chairman of the team and works with the team on developing and executing the Fund's investment program. Mr. Chew retains sole decision-making authority over the day-to-day management of the Fund's assets.
     PAUL J. CHEW, CFA has been a member of Brown's senior management since 2001 and Director of Equity Research since 1995. Mr. Chew also serves as Brown's technology analyst and is a member of Brown's Strategic Investment Committee and its Investment Policy Committee. During business school, he worked as a research associate for a finance professor specializing in asset allocation. Prior to business school, he was a cash manager in the International Asset Management Department at J.P. Morgan & Company. He received a M.B.A from the Fuqua School of Business at Duke University in 1995.
     Other members of the Fund's team, who do not have decision-making authority, include:
     TIMOTHY W. HATHAWAY, CFA has been a member of Brown's senior management, co-chairman of Brown's Small - Cap Equity Team and a member of the Fund's investment team since October 2005. Mr. Hathaway joined the firm in 1995 and prior to which he served as a Research Analyst with the Large - Cap Growth Equity Team responsible for the consumer discretionary and energy sectors. Mr. Hathaway received his B.A. from Randolph Macon College in 1993 and his M.B.A. from Loyola College in 2001.
     CHRISTOPHER A. BERRIER has been a member of Brown's senior management, co-chairman of Brown's Small - Cap Equity Team, and a member of the Fund's investment team since October 2005. Prior to joining the firm in 2005, Mr. Berrier spent over five years as a Senior Equity Analyst at T. Rowe Price, covering multiple sectors with a primary focus on small- and mid-capitalization growth companies across several mutual funds. He received an A.B. in economics from Princeton University in 2000.
     DORON S. EISENBERG has been a Vice President at Brown and an Equity Research Analyst researching investment opportunities in the Technology sector for Brown's Growth and Value portfolios since 2004. Prior to joining Brown in 2002, he worked in New York at Slattery Skanska, Inc. and Carret & Company. Mr. Eisenberg graduated magna cum laude with a B.S. in Civil Engineering from Tufts University in 1995. He received his M.B.A. from Columbia Business School in 2002, with a concentration in finance and economics.
     DAVID B. POWELL, CFA, has been a Vice President at Brown and an Equity Research Analyst researching investment opportunities in the Industrial and Energy sectors for the firm's Growth and Value portfolios since 1999. Before joining the firm in 1999, he worked in investor relations at T. Rowe Price. Mr. Powell graduated with a B.A. from Bowdoin College in 1997.
     Prior to October 1, 2005, Nevis Capital Management LLC (Nevis) served as investment adviser to the Fund and managed the Fund's investment portfolio.
     During the last fiscal year, the Fund paid Nevis an annual investment advisory fee, equal to 1.50% of the Fund's average daily net assets. As of August 31, 2005, Nevis had approximately $142.36 million in assets under management.
     A discussion regarding the basis for the Fund's board of directors approval of the investment advisory agreement with Nevis is available in the Fund's annual report for the fiscal year ended May 31, 2005.

DISTRIBUTION OF FUND SHARES
     Shares of the Fund are distributed through SEI Investments Distribution Co. The Fund's distributor markets shares of the Fund to institutions and individuals, directly or through brokers and other financial institutions that have an agreement with the distributor. The Fund does not pay the distributor or others for distribution services. The Adviser may pay fees to brokers and other financial institutions selling Fund shares to compensate them for services they provide to their customers.
     The Fund's distributor may from time to time, in its sole discretion, institute one or more promotional incentive programs for dealers, which will be paid for by the distributor from any source available to it. Under any such program, the distributor may provide incentives, in the form of cash or other compensation, including merchandise, airline vouchers, trips and vacation packages, to dealers selling shares of the Fund.

INFORMATION ABOUT PORTFOLIO HOLDINGS
     A description of the Fund's policy and procedures with respect to the circumstances under which the Fund discloses its portfolio securities is available in the SAI.

FINANCIAL HIGHLIGHTS
     The table that follows presents performance information about Fund shares and is intended to help you understand the Fund's financial performance for the past 5 years. Some information reflects financial results for a single Fund share. The total returns in the table represent the rate of return that an investor would have experienced (loss or gain, respectively) on an investment in the Fund, assuming reinvestment of all dividends and distributions. The information for the year ended May 31, 2005 has been derived from the Fund's
financial statement, which was audited by [                                 ]
whose report, along with the Fund's financial statements, is included in the Fund's annual report. The information for the years ended May 31, 2002, May 31, 2003, and May 31, 2004 were derived from the financial statements, which have
been audited by [         ] whose reports, along with the Fund's financial
statements, are included in the Fund's annual reports. The information for the year ended May 31, 2001 has been audited by other auditors, whose report, along with the Fund's financial statements, are included in the Fund's annual report. These annual reports are available upon request.

                                        FOR THE         FOR THE       FOR THE         FOR THE        FOR THE
                                      YEAR ENDED       YEAR ENDED    YEAR ENDED      YEAR ENDED     YEAR ENDED
                                      MAY 31, 2005    MAY 31, 2004   MAY 31, 2003   MAY 31, 2002   MAY 31, 2001
Net Asset Value, Beginning of Year        $12.49          $9.85         $10.20         $18.62         $30.98
---------------------------------------------------------------------------------------------------------------------------
INCREASE/DECREASE FROM OPERATIONS:
Net Investment Loss                        (0.16)(2)      (0.22)         (0.11)         (0.32)         (0.31)
Realized and Unrealized Gains (Losses) on
  Securities                                0.06(1)        2.84          (0.24)         (8.10)        (12.05)
---------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations           (0.10)          2.62          (0.35)         (8.42)        (12.36)
Redemption Fees                             0.00*          0.02           0.00*          0.00*          0.00
---------------------------------------------------------------------------------------------------------------------------
Net Asset Value, End of Year              $12.39         $12.49          $9.85         $10.20         $18.62
Total Return+                              (0.80)%        26.80%         (3.43)%       (45.22)%       (39.90)%
---------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA:
Net Assets, End of Year (000)            $20,442        $29,747        $31,648        $36,632        $80,011
Ratio of Expenses to Average Net Assets     1.50%          1.50%          1.50%          1.50%          1.50%
Ratio of Net Investment Loss to Average
  Net Assets                               (1.31)%        (1.48)%        (1.43)%        (1.33)%        (1.45)%
Portfolio Turnover Rate                    15.96%         61.35%         51.24%         26.20%          21.86%

  + Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
 * Includes redemption fees retained by the Fund. Such redemption fees represent less than $0.01 per share.
(1) The amount shown for the year ended May 31, 2005 for a share outstanding throughout the year does not accord with the aggregate net losses on investments for that year because of the sales and repurchases of Fund shares in relation to fluctuating market value of the investments of the Fund.
(2) Calculated using the average shares method.

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--------------------------------------------------------------------------------

                         WHERE TO FIND MORE INFORMATION

     More information about the Fund is available without charge through the following:

STATEMENT OF ADDITIONAL
INFORMATION (SAI)
     The SAI dated September 28, 2005 as supplemented on October 3, 2005, includes detailed information about the Fund. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

ANNUAL AND SEMI-ANNUAL REPORTS
     These reports list the Fund's holdings and contain information from the Fund's investment adviser about strategies and recent market conditions and trends that significantly affected the Fund's performance during the year. The reports also contain detailed financial information about the Fund.

TO OBTAIN MORE INFORMATION
   BY TELEPHONE:      Call toll-free at (877) 44-NEVIS
                                        (877) 446-3847
   BY MAIL:           Write to us:
                      The Nevis Fund, Inc.
                      P.O. Box 446
                      Portland, ME 04112

The Fund does not make available its SAI and semi-annual reports on a website because the Fund does not have an Internet website.

FROM THE SEC:You also can obtain the SAI or the annual and semi-annual reports, as well as other information about the Fund, from the EDGAR Database on the SEC's website ("http://www.sec.gov"). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information on the operation of the Public Reference Room call 202-942-8090). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-0102. You may also obtain this information, upon payment of a duplicating fee, by e-mailing the SEC at the following address: publicinfo@sec.gov. The Fund's Investment Company Act registration number is 811-08689.

NEV-PS-002-0400



                                [LOGO OMITTTED]

                                 THE NEVIS FUND






                                   PROSPECTUS
                               September 28, 2005
                       as supplemented on October 5, 2005